Exhibit 99.1

UNITED REFINING COMPANY HAS

TEMPORARILY REDUCED CRUDE THRUPUT

Warren, PA. August 5, 2010/PRNewswire/—United Refining Company has temporarily reduced its Warren, PA crude processing until a crude line operated by Enbridge’s Lakehead System in Kalamazoo, Michigan can be repaired. On July 26, a leak was detected in the Line 6B pipeline on Enbridge’s Lakehead System in Michigan and was subsequently shut down. In response to the partial reduction of its crude deliveries, the Company will be temporarily reducing crude run rates by approximately 35%.

The Company’s supply group is evaluating alternative crude and product sourcing options. The Company will continue to assess the situation as more information becomes available.

United Refining Company’s crude supply is substantially all Canadian and delivered to Warren through the Enbridge pipeline system to the Company’s crude oil terminal in West Seneca, New York.

United Refining Company, a leading regional refiner and marketer of petroleum products operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 367 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

SOURCE United Refining Company

Media Contact: James E. Murphy, Chief Financial Officer, +1-814-723-1500